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November 3, 1997


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Re: Service Systems International, Ltd.

Dear Sir/Madam:

Pursuant to the request of the above named company, we affirm that:

(1) We have read the Company's response to Item 4 of Form 8-K dated October 6, 1997.

(2) We agree with the response.

Sincerely,


Winter, Scheifley & Associates, P.C.